Exhibit 99.1

Metabolix Announces First Quarter 2013 Financial Results

Expands Arrangement with Tianjin GreenBio Materials to Sell
Metabolix Biopolymer Products

Increasing Visibility on Long-term Contracts, Closes First Mvera™ B5008 Annual Contract

CAMBRIDGE, Mass. — May 8, 2013 — Metabolix, Inc. (NASDAQ: MBLX), an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries, today reported financial results for the three months ended March 31, 2013.

“We made significant progress in each of our businesses during the first quarter,” said Richard P. Eno, President and Chief Executive Officer. “In biopolymers, we continued to expand our customer base, demonstrating the commercial appeal of our products.  We are seeing increased interest in long-term customer agreements.  In April, we secured our first annual contract for sales of MveraTM B5008, the next-generation certified compostable film grade product we launched in the fourth quarter of 2012. This contract is another sign that the launch is on track, as we build our biopolymer markets ahead of manufacturing capacity.

“We strengthened our previous relationship with Tianjin GreenBio Materials (“TGBM”), a leading PHA supplier located in China, by entering into an additional arrangement enabling TGBM to purchase and use our PHA biopolymer resins,” Mr. Eno added. “As we work to build commercial-scale supply sources for our PHA products, we continue to monitor the situation at Antibióticos in Spain.  The current Antibióticos ownership has not delivered upon our demonstration project, or on the necessary financial restructuring, that would allow the site and its talented staff to perform at its full potential. We believe the site is appealing to numerous other parties and hope clarity of the path forward can be realized quickly.

“Metabolix also continues to drive innovation in the biopolymer market,” said Mr. Eno. “Last month, we presented new data further validating the benefits our biobased polymeric modifiers bring by improving the mechanical, performance and environmental characteristics of the commercially significant polymers polylactic acid  (PLA) and polyvinyl chloride (PVC). We believe these results showcase the broad commercial applicability of our technology platform.

“In our biobased chemicals and crop platforms, we continue to achieve our internal technical milestones and have partnership discussions ongoing,” said Mr. Eno.

FIRST QUARTER 2013 FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow.  The Company has maintained this focus and ended the first quarter with $37.7 million in unrestricted cash and investments. The Company’s net cash used in operating activities during the first quarter of 2013 was $8.5 million, which represents a $3.8 million decrease in cash usage from $12.3 million for the comparable quarter in 2012. The higher net cash usage during the first quarter of

2012 was primarily the result of the Company’s purchase of PHA biopolymer and raw materials inventory from Telles during that quarter. The Company currently expects that its cash and investments, together with funds expected to be received from existing government research grants and expected product sales, will be sufficient to meet anticipated cash requirements for the next twelve months.  Metabolix continues to have no debt.

Total revenue in the first quarter of 2013 was $1.9 million, compared to $39.3 million for the comparable quarter in 2012.  Included in the 2012 revenue was $38.9 million of previously deferred revenue related to the joint venture with ADM that terminated during that quarter.  First quarter revenue in 2013 consisted primarily of revenue from government research grants and product sales.  Grant revenue of $0.7 million increased by $0.3 million over the same quarter of 2012, primarily due to the expanded number of awarded U.S. and Canadian government grants and revenue earned from the Company’s $6.0 million U.S. Department of Energy grant.  Biopolymer product orders and excess raw material sales of $0.7 million were shipped and billed during the Company’s first quarter of 2013.  Revenue recognition was deferred for the majority of these shipments in accordance with the Company’s policy to defer product revenue for the greater of 60 days or customer payment.  During the first quarter, however, $0.8 million in product revenue was recognized, primarily from shipments to customers completed during the last quarter of 2012.  The Company also had $0.4 million of research and development revenue during the first quarter of 2013, which was earned under a development arrangement with a third party.

Cost of product revenue was $0.6 million during the quarter ended March 31, 2013 compared to $0.1 million for the comparable period in 2012.  The increase of $0.5 million was primarily attributable to greater sales in the first quarter of 2013, as compared to the first quarter of 2012 when Metabolix had operating control of the biopolymer business for only a few weeks, and primarily includes product inventory costs, freight and warehousing costs.

Research and development expenses were $4.9 million for the first quarter of 2013 compared to $6.0 million for the same period in 2012. The decrease of $1.1 million was primarily the result of the Company’s efforts to reduce operating costs after the termination of the ADM joint venture in early 2012 accomplished primarily through reductions in employee compensation and related benefit expenses, consulting and various other expenses.

Selling, general and administrative expenses were $3.3 million and $4.4 million for the first quarters of 2013 and 2012, respectively.  The decrease of $1.1 million was primarily attributable  to the Company’s efforts to reduce operating costs through employee headcount reductions and a decrease in legal fees from those incurred during the prior year as a result of the termination of the joint venture with ADM.

The Company reported a net loss of $6.8 million or $0.20 per share for the first quarter of 2013 compared to net income of $28.8 million or $0.84 per share for the first quarter of 2012.

Conference Call Information

Richard Eno, the Company’s President and CEO, Joseph Hill, CFO, and Oliver Peoples, co-founder and CSO, will host a conference call today at 4:30 p.m. (ET) to discuss the results of the first quarter. The Company also will provide an update on the business and answer questions from the investment community. A live webcast of the call with slides can be accessed through the Company’s website at http://www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 877-709-8155 or 201-689-8881 (international).

To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 412243. The replay will be available beginning at 7:30 p.m. (ET) on Wednesday, May 8, 2013 and will last through 11:59 p.m. (ET) on Wednesday, May 22, 2013. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Metabolix, Inc. is an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries. Metabolix is developing and commercializing a family of high-performance biopolymers targeted to the markets for film and bag applications, performance additives and functional biodegradation. Metabolix’s bio-based chemicals platform utilizes its novel “FAST” recovery process to enable the production of cost-effective replacements for petroleum-based industrial chemicals. Metabolix is also developing a platform for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com.  (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected future financial results and cash usage; market expectations; projected sales of Metabolix biopolymers; Metabolix’s biopolymer production strategy; expectations relating to Antibióticos and the supply for the Company’s PHA products; expectations for the commercialization of the Company’s industrial chemicals and crops program; and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2012 filed on March 28, 2013. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

(FINANCIAL TABLES FOLLOW)

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenue:
Revenue from termination of ADM collaboration	$—	$38,885
Grant revenue	724	378
Product revenue	790	14
Research and development revenue	380	—
License fee and royalty revenue	49	45
Total revenue	1,943	39,322

Costs and expenses:
Cost of product revenue	557	55
Research and development	4,859	6,045
Selling, general, and administrative	3,312	4,399
Total costs and expenses	8,728	10,499
Income (loss) from operations	(6,785)	28,823

Other income (expense):
Interest income, net	10	17
Other income, net	12	—
Net income (loss)	$(6,763)	$28,840

Net income (loss) per share:
Basic	$(0.20)	$0.84
Diluted	$(0.20)	$0.84

Number of shares used in per share calculations:
Basic	34,353,277	34,136,333
Diluted	34,353,277	34,265,638

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	March 31,	December 31,
	2013	2012
Assets
Cash, cash equivalents and short-term investments	$37,709	$43,773
Inventory	3,624	3,204
Other current assets	2,420	1,978
Restricted cash	594	594
Property and equipment, net	1,120	1,358
Long-term investments	—	2,508
Other assets	95	95
Total assets	$45,562	$53,510

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$2,771	$4,752
Short-term deferred revenue	972	1,067
Current portion of deferred rent	165	165
Long-term deferred revenue	—	—
Other long-term liabilities	148	186
Total liabilities	4,056	6,170
Total stockholders’ equity	41,506	47,340
Total liabilities and stockholders’ equity	$45,562	$53,510

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net income (loss)	$(6,763)	$28,840
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation	295	379
Charge for 401(k) company common stock match	180	162
Stock-based compensation	863	1,104
Changes in operating assets and liabilities:
Inventory	(420)	(2,977)
Deferred revenue	(95)	(38,656)
Other operating assets and liabilities	(2,558)	(1,111)
Net cash used in operating activities	(8,498)	(12,259)

Cash flows from investing activities
Purchase of property and equipment	(64)	(148)
Purchase of investments	(5,015)	(28,240)
Proceeds from sale and maturity of short-term investments	19,520	28,961
Net cash provided by investing activities	14,441	573

Cash flows from financing activities
Proceeds from options exercised	5	11
Net cash provided by financing activities	5	11

Effect of exchange rate changes on cash and cash equivalents	(8)	2

Net increase (decrease) in cash and cash equivalents	5,940	(11,673)
Cash and cash equivalents at beginning of period	14,572	21,277
Cash and cash equivalents at end of period	$20,512	$9,604